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                                                                      EXHIBIT 12
               OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
      COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)



                                                      Six Months
                                                   Ended June 30                               Year Ended December 31
                                              ------------------    -------------------------------------------------
                                                1995      1994        1994        1993      1992      1991      1990
----------------------------------------      --------  --------    --------    --------  --------  --------  -------
Income(loss) from continuing
  operations(a)                               $    380  $    (65)   $    (46)   $     80  $    131  $    374  $(1,416)
Add:                                          --------  --------    --------    --------  --------  --------  -------
     Provision (credit) for taxes on
       income (other than foreign oil
       and gas taxes)                              187       (20)         50         204       114       343      (78)
     Interest and debt expense(b)                  295       306         594         601       666       880      919
     Portion of lease rentals
       representative of the interest
       factor                                       27        26          55          53        56        57       62
     Preferred dividends to minority
       stockholders of subsidiaries(c)              --        --          --          --         7        11        7
                                              --------  --------    --------    --------  --------  --------  -------
                                                   509       312         699         858       843     1,291      910
                                              --------  --------    --------    --------  --------  --------  -------
Earnings(loss) before fixed charges           $    889  $    247    $    653    $    938  $    974  $  1,665  $  (506)
                                              ========  ========    ========    ========  ========  ========  =======

Fixed charges
     Interest and debt expense
       including capitalized interest(b)      $    301  $    308    $    599    $    612  $    685  $    912  $   972
     Portion of lease rentals
       representative of the interest
       factor                                       27        26          55          53        56        57       62
     Preferred dividends to minority
       stockholders of subsidiaries(c)              --        --          --          --         7        11        7
                                              --------  --------    --------    --------  --------  --------  -------
     Total fixed charges                      $    328  $    334    $    654    $    665  $    748  $    980  $ 1,041
                                              ========  ========    ========    ========  ========  ========  =======
Ratio of earnings to fixed charges                2.71       n/a(d)      n/a(e)     1.41      1.30      1.70      n/a(f)
----------------------------------------      ========  ========    ========    ========  ========  ========  =======

(a)     Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b)     Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.
(c)     Adjusted to a pretax basis.
(d)     Not computed due to less than one-to-one coverage.  Earnings were inadequate to cover fixed charges by
        $87 million.
(e)     Not computed due to less than one-to-one coverage.  Earnings were inadequate to cover fixed charges by
        $1 million.
(f)     Not computed due to negative result.  Earnings were inadequate to cover fixed charges by $1.547 billion.
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